Exhibit 4.36

Trust Deed

1.	I, Wang Leilei (my PRC identity number is 110102197304020437), whose address is Room 1001, No.1 Building, Xiao Yang Yi Bin Bystreet, 100005 Beijing, am the shareholder of 20% of the equity in Beijing Lei Ting Wan Jun Network Technology Company Limited. I hereby state that, I, the trustee of Lahiji Vale Limited (hereinafter the “Beneficiary”, the registered address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands), hold the said equity for the Beneficiary or its successor.

2.	I will, upon the Beneficiary’s instruction, dispose the said equity and the voting right thereof, or elect or replace the Director or/and Executive Director in any case.

3.	I irrevocably trust the Beneficiary or its successor, fully on my behalf, to complete and deliver all the documents regarding the equity transfer in any time or way considered appropriate by the Beneficiary or its successor.

4.	The effectiveness, construction or performance of this Trust Deed shall be governed by the law of Hong Kong Special Administrative Region.

Signature:	/s/ Wang Leilei
Name:	Wang Leilei
Date:	19 January 2005

The person executed hereunder witnessed Wang Leilei to execute this Trust Deed:

Signature:	/s/ Zhao Huifang
Name:	Zhao Huifang